Project Talent Discussion Materials Prepared for the Special Committee of the Board of Directors of Diversey Holdings, Ltd. March 4, 2023 Preliminary Draft Subject to Review and Significant Revision Exhibit (c)(xxv)

Preliminary Draft Subject to Review and Significant Revision These materials have been prepared by Evercore Group L.L.C. (“Evercore”) for the Special Committee of the Board of Directors of Diversey Holdings, Ltd. (the “Company”) to whom such materials are directly addressed and delivered and may not be used or relied upon for any purpose other than as specifically contemplated. These materials are based on information provided by or on behalf of the Company and/or other potential transaction participants, from public sources or otherwise reviewed by Evercore. Evercore assumes no responsibility for independent investigation or verification of such information and has relied on such information being complete and accurate in all material respects. To the extent such information includes estimates and forecasts of future financial performance prepared by or reviewed with the Management of the Company and/or other potential transaction participants or obtained from public sources, Evercore has assumed that such estimates and forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of such Management (or, with respect to estimates and forecasts obtained from public sources, represent reasonable estimates). No representation or warranty, express or implied, is made as to the accuracy or completeness of such information and nothing contained herein is, or shall be relied upon as, a representation, whether as to the past, the present or the future. These materials were designed for use by specific persons familiar with the business and affairs of the Company. These materials are not intended to provide the sole basis for evaluating and should not be considered a recommendation with respect to, any transaction or other matter. These materials have been developed by and are proprietary to Evercore and were prepared exclusively for the benefit and internal use of the Special Committee of the Board of Directors of the Company. These materials were compiled on a confidential basis for use by the Special Committee of the Board of Directors of the Company in evaluating the potential transaction described herein and not with a view to public disclosure or filing thereof under state or federal securities laws, and may not be reproduced, disseminated, quoted or referred to, in whole or in part, without the prior written consent of Evercore. These materials do not constitute an offer or solicitation to sell or purchase any securities and are not a commitment by Evercore (or any affiliate) to provide or arrange any financing for any transaction or to purchase any security in connection therewith. Evercore assumes no obligation to update or otherwise revise these materials. These materials may not reflect information known to other professionals in other business areas of Evercore and its affiliates. Evercore and its affiliates do not provide legal, accounting or tax advice. Accordingly, any statements contained herein as to tax matters were neither written nor intended by Evercore or its affiliates to be used and cannot be used by any taxpayer for the purpose of avoiding tax penalties that may be imposed on such taxpayer. Each person should seek legal, accounting and tax advice based on his, her or its particular circumstances from independent advisors regarding the impact of the transactions or matters described herein. Disclaimer 1

Preliminary Draft Subject to Review and Significant Revision Transaction Background (1/4) 2 Context The Target Company: Diamond (“Diamond” or the “Company”) has been listed on Nasdaq since its IPO on March 25, 2021 Shareholders in the Company consist of affiliated shareholders (“Baryte”), representing ~73% of the Company’s issued and outstanding shares, and unaffiliated shareholders / public float, representing ~27% Evercore Role: In the context of the proposed acquisition by Pearl and its affiliated company Sapphire (together “Pearl”), of all the issued and outstanding shares of the Company (the “Proposed Transaction”), a Special Committee of the Board of Directors of Diamond (the “Special Committee”) was formed on January 17, 2023, with the authority to, among other things, negotiate with respect to the Pearl proposal and determine whether a transaction would be in the best interests of the Company and its unaffiliated shareholders (including the authority to reject a transaction); Evercore L.L.C. (“Evercore”) has been engaged as financial advisor to the Special Committee This presentation should be read in conjunction with Evercore’s Discussion Materials Prepared for the Special Committee, dated February 1, 2023 (with market data as per January 27, 2023 “EVR 1-Feb Materials”) Background to Offers Pearl’s 1st Offer: On August 3, 2022, Pearl submitted a letter of intent for a take private acquisition of Diamond, whereby each outstanding share of Diamond would be acquired for $11.00 in cash This offer represented a 47% premium to Diamond’s closing share price on August 2, 2022, and a 54% premium to the Company’s VWAP for the 30-day trading period ended August 2, 2022 and an implied TEV / NTM EBITDA multiple of 14.4x The 1st Offer assumed that Baryte would roll-over a portion of its equity position in the combined entity Initial Diligence Work Autumn 2022: Pearl conducted certain due diligence activities on Diamond from September 2022, which included, among others things, a management presentation, Q&A sessions, access to a virtual dataroom, access to Diamond’s 3-year business plan, certain site visits and preparation by a third party of a report on potential synergies resulting from the combination of Diamond and Sapphire Pearl’s 2nd Offer: On January 11, 2023, Pearl submitted a subsequent letter of intent for a take private acquisition of Diamond, whereby each outstanding share of Diamond would be acquired for $7.50 in cash (please refer to Pearl’s Source and Uses in Section III of this presentation for a breakdown of the consideration mix between Diamond shareholders) This offer represented a 53% premium to Diamond’s closing share price as of January 10, 2023, and a 60% premium to the Company’s VWAP for the 30-day trading period ended January 11, 2023 and an implied TEV / 2023E EBITDA of 11.6x. The 2nd Offer was 32% lower than the 1st Offer Source: Letter of Intent, dated as of August 3, 2022, delivered by Pearl to Diamond; Letter of Intent, dated as of January 11, 2023, delivered by Pearl to Diamond

Preliminary Draft Subject to Review and Significant Revision Transaction Background (2/4) 3 Background to Offers (Cont’d) On February 2, 2023, at the direction of the Special Committee, Evercore delivered the message to Pearl that the Special Committee was of the view that: Diamond’s unaffiliated shareholders should receive at least $10.20 per share in cash This transaction should be subject to an affirmative Majority of the Minority Condition The form of consideration mix being offered to Baryte should also be offered as an option to the unaffiliated shareholders Pearl’s 3rd Offer: On February 7, 2023, Pearl verbally made an improved offer at $7.75 per share in cash for all shareholders (and also shared corresponding Sources & Uses) This offer represented a 28% premium to Diamond’s closing share price on February 6, 2023, and a 48% premium to the Company’s VWAP for the 30-day trading period ended February 6, 2023 and an implied TEV / 2023E EBITDA multiple of 11.8x The offer followed a two day Commercial diligence and Synergies diligence session between both the Pearl and Diamond respective leadership teams, held in New York, that was characterized as “constructive” The $7.75 per share price offered by Pearl reflected that there would be no Tax Related Assets (“TRA”) payout made to Baryte in connection with the transaction, with an expectation offered by Baryte that the TRA was worth ~$30-150mm; – Pearl affirmed that they did not know how much of the TRA was Dutch or how much was being reflected in the 3rd Offer bid price but commented that the bid value was not reflecting a $150mm valuation of the TRA Pearl rejected the requests to (a) offer to the public an option to take the same forms of consideration that Baryte would be receiving as part of the contraction given Pearl had no interest in having Sapphire be a publicly listed entity going forward, nor for the complexity involved in such a transaction and (b) have the transaction be subject to an affirmative Majority of the Minority Condition as that was not a requirement for a Cayman domiciled company and it reduced transaction certainty for Pearl, to which Pearl ascribes meaningful importance Pearl was more comfortable with some form of Go-Shop provision Pearl also stated that they were not prepared to involve themselves in splitting the equity value of the offer between Baryte and the unaffiliated shareholders to the extent that differential considerations between Diamond shareholders became a topic On February 12, 2023, Baryte presented its perspectives on its investment thesis in Diamond to ‘inflect growth’ and Baryte’s views on the operational and macro challenges that could limit Diamond’s ability to deliver value to shareholders Pearl’s 4th Offer: On February 14, 2023, Pearl verbally made an improved offer at $7.90 per share in cash for all shareholders (and also shared corresponding Sources & Uses) This offer represented a 36% premium to Diamond’s closing share price on February 13, 2023, and a 42% premium to the Company’s VWAP for the 30-day trading period ended February 13, 2023 and an implied TEV / 2023E EBITDA multiple of 12.0x

Preliminary Draft Subject to Review and Significant Revision Background to Offers (Cont’d) On February 16, 2023, at the direction of the Special Committee, Evercore delivered the message to Pearl that the Special Committee was of the view that Diamond’s unaffiliated shareholders should receive at least $9.00 per share in cash, or, were Pearl to agree to make the transaction subject to the approval of a majority of the unaffiliated shareholders (“Majority of the Minority Condition”), a price to Diamond’s unaffiliated shareholders of at least $8.00 per share in cash Pearl’s 5th Offer: On February 28, 2023, Pearl made verbally an improved offer at $7.95 per share in cash for all shareholders (and also shared corresponding Sources & Uses) This offer represented a 35% premium to Diamond’s closing share price on February 28, 2023, and a 37% premium to the Company’s VWAP for the 30-day trading period ended February 28, 2023 and an implied TEV / 2023E EBITDA multiple of 12.0x Pearl stated that they were constrained from going higher due to (a) their sceptical perspective on some of the adjustments embedded in 2022’s ~$330mm Adjusted EBITDA (vs. the ~$100mm of Reported EBITDA), (b) lower valuation of the public’s share of the Dutch Tax Assets, for which there will not be an indemnification that mirrors that provided to Pearl by Baryte for Baryte’s share of the tax asset value and (c) Medline litigation which Pearl expects to bring material legal defence costs at a minimum Pearl continued to be unwilling to be a party to any differential cash equity value allocation amongst Baryte and Diamond’s unaffiliated shareholders that would be necessary to achieve the Special Committee’s $9.00 per share value for unaffiliated shareholders Pearl will not support a transaction that is predicated on a Majority of the Minority Condition Pearl requires that the Special Committee’s Fiduciary Out be limited to 30 days post-signing Pearl shared their draft debt commitment letter, base fee letter and agency fee letter with Wachtell and with Evercore Pearl refreshed the Sources & Uses to reflect the $.05/share increase in equity price As informed by Pearl, the LP fundraising process is constructively advancing, but likely not reaching its conclusion prior to the envisaged signing date. As a result, it is understood that Pearl would plan to backstop the LP fundraising between signing and close via contingent commitments from Pearl’s Fund IV and Fund V; Pearl did not mention that Baryte would need to participate in the backstop Pearl noted that signing and announcing a transaction in advance of Diamond’s earnings would avoid a situation where Diamond’s share price drops post its earnings release and shareholders who sell in response then miss the sale announcement associated share price uplift {it was not discussed as to whether, in the event that a transaction was in negotiations but not yet agreed, there might be some form of announcement to alert shareholders to the possibility of a transaction} On March 2, 2023, at the direction of the Special Committee, Evercore delivered the message to Pearl that the Special Committee was of the view that Diamond’s unaffiliated shareholders should receive at least $8.90 per share in cash and to achieve this outcome, Pearl should engage with Baryte to look to find ways to modify the deal between those two future partners to accommodate the delivery of the $8.90 per share to Diamond’s unaffiliated shareholders Transaction Background (3/4) 4

Preliminary Draft Subject to Review and Significant Revision Background to Offers (Cont’d) Pearl’s 6th Offer: On March 3, 2023, Pearl made verbally an improved offer at $8.00 per share in cash for all shareholders This offer represented a 26% premium to Diamond’s closing share price on March 3, 2023, and a 36% premium to the Company’s VWAP for the 30- day trading period ended March 3, 2023 and an implied TEV / 2023E EBITDA multiple of 12.0x Pearl continued to be unwilling to be a party to any differential cash equity value allocation amongst Baryte and Diamond’s unaffiliated shareholders that would be necessary to achieve the Special Committee’s $8.90 per share value for unaffiliated shareholders Pearl advised that it was aware that Baryte in parallel was evaluating its options in response to the Special Committee’s position of $8.90 per share for Diamond’s unaffiliated shareholders; Pearl relayed that they did not expect Baryte to accept the Special Committee’s $8.90 per share requirement for Diamond’s unaffiliated shareholders Pearl had been requested by Baryte to deliver the updated valuation indication at this time as Baryte had told Pearl that there was to be a Special Committee meeting was taking place on the evening of March 3, 2023; Evercore communicated that the aforementioned Special Committee meeting had been postponed to the evening of March 4, 2023 as neither Evercore nor the Special Committee had heard from Pearl or Baryte by afternoon of March 3, 2023 Baryte’s 1st Offer of Differential Price to Public: On the evening of March 3, 2023, Baryte communicated to Wachtell and select members of the Special Committee that it would be willing to reach an agreement where Pearl’s offer of $8.00 for each share was re-allocated in a manner such that Diamond’s unaffiliated shareholders receive $8.40 per share in cash Transaction Background (4/4) 5

Preliminary Draft Subject to Review and Significant Revision $mm / $ per share To Public SH To Baryte Total To Public SH To Baryte Total To Public SH To Baryte Total To Public SH To Baryte Total To Public SH To Baryte Total Equity Value $694 $1,774 $2,468 $717 $1,833 $2,551 $731 $1,869 $2,600 $736 $1,881 $2,616 $740 $1,893 $2,633 Number of Shares (mm) 93 237 329 93 237 329 93 237 329 93 237 329 93 237 329 Total Package Offer Price / Share $7.50 $7.50 $7.50 $7.75 $7.75 $7.75 $7.90 $7.90 $7.90 $7.95 $7.95 $7.95 $8.00 $8.00 $8.00 Public's capture of Pearl's Bumps vs. $7.50 n/a n/a n/a n/a n/a Premium to Today Close ($6.34) 18.3% 22.2% 24.6% 25.4% 26.2% Premium to 30 Day VWAP ($5.87) 27.8% 32.0% 34.6% 35.4% 36.3% Equity Value Components Shares Purchased at Cash Price 93 113 206 93 110 202 93 108 200 93 107 199 93 106 199 Cash Price $7.50 $7.50 $7.50 $7.75 $7.75 $7.75 $7.90 $7.90 $7.90 $7.95 $7.95 $7.95 $8.00 $8.00 $8.00 Cash Consideration $694 $850 $1,544 $717 $850 $1,567 $731 $850 $1,581 $736 $850 $1,586 $740 $850 $1,590 Shares Purchased at PFD Equity Price 57 57 55 55 54 54 53 53 53 53 PFD Equity Price $7.50 $7.50 $7.75 $7.75 $7.90 $7.90 $7.95 $7.95 $8.00 $8.00 PFD Equity Consideration $425 $425 $425 $425 $425 $425 $425 $425 $425 $425 Shares Rolled 67 67 72 72 75 75 76 76 77 77 Rollover Shares Price $7.50 $7.50 $7.75 $7.75 $7.90 $7.90 $7.95 $7.95 $8.00 $8.00 Rollover Consideration $499 $499 $558 $558 $594 $594 $606 $606 $618 $618 Baryte PF Equity % in MergeCo 7.4% 8.0% 8.3% 8.7% 8.7% Incremental Equity % Required to deliver Baryte $8.00 n/a n/a n/a n/a n/a Required Sapphire TEV multiple % discount vs Diamond n/a n/a n/a n/a n/a TEV $4,285 $4,367 $4,417 $4,458 $4,475 TEV / 2022E EBITDA 12.9x 13.1x 13.3x 13.4x 13.5x TEV / 2023E EBITDA 11.6x 11.8x 11.9x 12.0x 12.1x Pearl's 6th Offer @ $8.00 Pearl's Offers Pearl's 2nd Offer @ $7.50 Pearl's 3rd Offer @ $7.75 Pearl's 4th Offer @ $7.90 Pearl's 5th Offer @ $7.95 Pearl’s Offers 6 Source: Company Management Forecast, Company Filings, Pearl’s Offers (1) Shares outstanding per Pearl S&U draft document received March 4, 2023 (2) 2022E EBITDA of $332mm and 2023E EBITDA of $370mm as per Company Management Forecast (1) (2) (2)

Preliminary Draft Subject
to Review and Significant Revision

Pearl's $8.00/share Offer, Baryte's Split Proposal & Variants

	Pearl's Offer			Differential Consideration Proposed by Baryte			$8.00 Offer								
							$8.50 to Public			$8.70 to Public			$8.90 to Public		
	Pearl's 6th Offer @ $8.00			Public receives $8.40 - Baryte receives blended $7.84, incl. cash component $7.50			Public receives $8.50 - Baryte receives blended $7.80, incl. cash component $7.50			Public receives $8.70 - Baryte receives blended $7.73, incl. cash component $7.50			Public receives $8.90 - Baryte receives blended $7.65, incl. cash component $7.50		
$mm / $ per share	To Public SH	To Baryte	Total	To Public SH	To Baryte	Total	To Public SH	To Baryte	Total	To Public SH	To Baryte	Total	To Public SH	To Baryte	Total
Equity Value	**$739**	**$1,893**	**$2,631**	**$776**	**$1,856**	**$2,631**	**$785**	**$1,846**	**$2,631**	**$803**	**$1,828**	**$2,631**	**$822**	**$1,809**	**$2,631**
Number of Shares (mm)[(1)]	**92**	**237**	**329**	**92**	**237**	**329**	**92**	**237**	**329**	**92**	**237**	**329**	**92**	**237**	**329**
Total Package Offer Price / Share	**$8.00**	**$8.00**	**$8.00**	**$8.40**	**$7.84**	**$8.00**	**$8.50**	**$7.80**	**$8.00**	**$8.70**	**$7.73**	**$8.00**	**$8.90**	**$7.65**	**$8.00**
Public's capture of Pearl's Bumps vs. $7.50			**n/a**	**50.5%**			**56.1%**			**67.4%**			**78.6%**		
Premium to Today Close ($6.34)			**26.2%**	**32.5%**	**23.7%**	**26.2%**	**34.1%**	**23.1%**	**26.2%**	**37.2%**	**21.9%**	**26.2%**	**40.4%**	**20.6%**	**26.2%**
Premium to 30 Day VWAP ($5.87)			**36.3%**	**43.1%**	**33.6%**	**36.3%**	**44.8%**	**33.0%**	**36.3%**	**48.2%**	**31.6%**	**36.3%**	**51.6%**	**30.3%**	**36.3%**
Equity Value Components															
Shares Purchased at Cash Price	92	106	199	92	108	201	92	107	200	92	105	197	92	102	195
Cash Price	$8.00	$8.00	$8.00	$8.40	$7.50		$8.50	$7.50		$8.70	$7.50		$8.90	$7.50	
Cash Consideration	$739	$850	$1,589	$776	$813	$1,589	$785	$804	$1,589	$803	$785	$1,589	$822	$767	$1,589
Shares Purchased at PFD Equity Price		53	53		52	52		53	53		54	54		55	55
PFD Equity Price		$8.00	$8.00		$8.13			$8.06			$7.91			$7.76	
PFD Equity Consideration		$425	$425		$425	$425		$425	$425		$425	$425		$425	$425
Shares Rolled		77	77		76	76		77	77		78	78		80	80
Rollover Shares Price		$8.00	$8.00		$8.13			$8.06			$7.91			$7.76	
Rollover Consideration		$618	$618		$618	$618		$618	$618		$618	$618		$618	$618
Baryte PF Equity % in MergeCo			8.8%			8.8%			8.8%			8.8%			8.8%
Incremental Equity % Required to deliver Baryte $8.00			n/a			0.6%			0.7%			1.0%			1.3%
Required Sapphire TEV multiple % discount vs Diamond			n/a			(0.9%)			(0.9%)			(0.9%)			(0.9%)
TEV			**$4,473**	**$4,605**	**$4,422**	**$4,473**	**$4,638**	**$4,409**	**$4,473**	**$4,703**	**$4,383**	**$4,473**	**$4,769**	**$4,358**	**$4,473**
TEV / 2022E EBITDA[(2)]			13.5x	13.9x	13.3x	13.5x	14.0x	13.3x	13.5x	14.1x	13.2x	13.5x	14.3x	13.1x	13.5x
TEV / 2023E EBITDA[(2)]			12.1x	12.4x	11.9x	12.1x	12.5x	11.9x	12.1x	12.7x	11.8x	12.1x	12.9x	11.8x	12.1x

Source: Company Management Forecast, Company Filings, Pearl's Offers
(1) Shares outstanding per Pearl S&U draft document received March 4, 2023
(2) 2022E EBITDA of $332mm and 2023E EBITDA of $370mm as per Company Management Forecast

EVERCORE
7

Preliminary Draft Subject to Review and Significant Revision 5.87 6.34 0 500 1,000 1,500 2,000 2,500 3,000 3,500 4,000 4,500 4.00 4.50 5.00 5.50 6.00 6.50 7.00 7.50 8.00 8.50 9.00 9.50 10.00 10.50 11.00 11.50 12.00 12.50 13.00 13.50 14.00 2022-Jul-19 2022-Aug-19 2022-Sep-19 2022-Oct-19 2022-Nov-19 2022-Dec-19 2023-Jan-19 2023-Feb-19 Diamond Rolling 30D VWAP vs. Pearl’s Offers Premia Over Time 8 Diamond Rolling 30D VWAP Over Time (22-Jul – Current, $ per Share) Source: FactSet as of March 3, 2023, Pearl Offers Calculated Price Band @ Premiums to 30D VWAP 2023-Jan-11 Offer Premium of 60% (top of area) 2023-Mar-3 Offer Premium of 43% for the Public (line inside area) 2023-Mar-3 Offer Premium of 36% (bottom of area) +60% Diamond Share Price +48% 7.75 7.50 Implied Pearl’s Offer Premia $ per Share 2023-Jan-11 2023-Feb-07 2023-Feb-14 2023-Feb-28 2023-Mar-03 2023-Mar-03 Today Pearl’s Offers 7.50 7.75 7.90 7.95 8.00 8.40 Latest Offer 8.40 Closing Price Day Prior to Offer 4.91 6.05 5.79 5.83 6.15 6.15 Current Share Price 6.34 Calculated Premium 53% 28% 36% 36% 30% 37% Calculated Prem 32% 30D VWAP @ Time of Pearl’s Offer 4.68 5.25 5.56 5.82 5.87 5.87 Current 30D VWAP 5.87 Calculated Premium 60% 48% 42% 37% 36% 43% Calculated Prem 43% +53% vs 30 Day VWAP 11.00 Price per Share ($) Daily Shares Traded (‘000s) +42% Rolling 30D VWAP +37% +36% 8.40 7.90 7.95 8.00 +43%

Preliminary Draft Subject to Review and Significant Revision Current SP Mar-03 2nd Offer 3rd Offer 4th Offer 5th Offer Diamond Price Per Share Diamond Consensus Ecolab Share Price ($) 6.34 7.50 7.75 7.90 7.95 8.00 8.15 8.30 8.40 8.45 8.60 8.75 8.90 Metric FactSet 2023-Mar-03 % Premium to Current SP 0% 18% 22% 25% 25% 26% 29% 31% 32% 33% 36% 38% 40% At Current SP % Premium to 30D VWAP 8% 28% 32% 35% 35% 36% 39% 41% 43% 44% 47% 49% 52% % Premium to Median TP 6% 25% 29% 32% 33% 33% 36% 38% 40% 41% 43% 46% 48% NOSH (m) 327.5 327.5 327.5 327.5 327.5 327.5 327.5 327.5 327.5 327.5 327.5 327.5 327.5 Equity Value 2,077 2,457 2,538 2,588 2,604 2,620 2,669 2,719 2,751 2,768 2,817 2,866 2,915 46,541 Net Debt 1,841 1,841 1,841 1,841 1,841 1,841 1,841 1,841 1,841 1,841 1,841 1,841 1,841 10,982 TEV 3,918 4,298 4,379 4,429 4,445 4,461 4,510 4,560 4,592 4,609 4,658 4,707 4,756 57,523 Company Management Forecast $mm TEV / EBITDA Consensus EBITDA 2022LE 332 11.8x 12.9x 13.2x 13.3x 13.4x 13.4x 13.6x 13.7x 13.8x 13.9x 14.0x 14.2x 14.3x 334 11.7x 21.2x EBITDA 2023E 370 10.6x 11.6x 11.8x 12.0x 12.0x 12.0x 12.2x 12.3x 12.4x 12.4x 12.6x 12.7x 12.8x 378 10.4x 19.4x EBITDA 2024E 398 9.9x 10.8x 11.0x 11.1x 11.2x 11.2x 11.3x 11.5x 11.6x 11.6x 11.7x 11.8x 12.0x 437 9.0x 17.6x Company Management Forecast $mm TEV / EBIT Consensus EBIT 2022LE 240 16.3x 17.9x 18.3x 18.5x 18.5x 18.6x 18.8x 19.0x 19.2x 19.2x 19.4x 19.6x 19.8x 244 16.1x 32.4x EBIT 2023E 275 14.3x 15.6x 15.9x 16.1x 16.2x 16.2x 16.4x 16.6x 16.7x 16.8x 17.0x 17.1x 17.3x 301 13.0x 28.8x EBIT 2024E 302 13.0x 14.2x 14.5x 14.7x 14.7x 14.8x 14.9x 15.1x 15.2x 15.3x 15.4x 15.6x 15.8x 354 11.1x 25.5x Company Management Forecast $ / sh Price / Earnings Consensus EPS 2022LE $0.29 22.0x 26.0x 26.8x 27.4x 27.5x 27.7x 28.2x 28.7x 29.1x 29.3x 29.8x 30.3x 30.8x $0.30 21.2x 36.2x EPS 2023E $0.36 17.5x 20.7x 21.3x 21.8x 21.9x 22.0x 22.4x 22.9x 23.1x 23.3x 23.7x 24.1x 24.5x $0.42 15.2x 33.3x EPS 2024E $0.45 14.1x 16.6x 17.2x 17.5x 17.6x 17.8x 18.1x 18.4x 18.6x 18.8x 19.1x 19.4x 19.8x $0.57 11.1x 28.2x Analysis At Various Prices 9 Source: Company Management Forecast, Company Filings, FactSet as of March 3, 2023, Pearl Offers Note: (1) Number of Shares Outstanding (NOSH) includes all granted, vested and unvested MEIP (Management Equity Incentive Plan) shares, PSUs (Performance Share Units) and RSUs (Restricted Share Units) as per Company Management (2) Refer to Appendix for Net Debt definition For Reference 6 th Offer (1) (2) Baryte Proposed Differential Consideration to Public Shareholders Latest Special Committee Position @ $8.90 to Public Shareholders Pearl Offers on an Undifferentiated Basis Between Shareholder Groups

Preliminary Draft Subject to Review and Significant Revision 10 Pearl’s Communicated Sources & Uses – Offer @ $8.00 Source: Pearl S&U draft document received March 4, 2023